Exhibit 10.18

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”), effective as of the date of the last signature appearing below (“Effective Date”), is by and between LecTec Corporation, a Minnesota corporation, having a principal place of business at 1407 South Kings Highway, Texarkana, Texas 75501 (“LecTec”), on the one hand, and Prince of Peace Enterprises, Inc. a California corporation with its principal place of business at 3536 Arden Road, Hayward, California 94545 and its suppliers Haw Par Corporation Limited, a Singapore corporation and Haw Par Healthcare Ltd. a Singapore corporation, both with principal places of business at 401 Commonwealth Drive, No. 03-03 Haw Par, Technocentre, Singapore, (collectively “the Released Parties”), on the other. LecTec and the Released Parties are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS LecTec filed suit against Prince of Peace and four other defendants in the United States District Court for the Eastern District of Texas (“the Court”), Civil Action Number 5:08-CV-00130-DF (the “Litigation”) alleging, among other things, that the sale of Tiger Balm brand patches constituted infringement of LecTec’s United States Patent Nos. 5,536,263 C-1 and 5,741,510
C-1 (“the ‘263 patent” and “the ‘510 patent,” respectively; collectively, the “Patents-In-Suit”);

WHEREAS LecTec and the Released Parties are willing to settle the Litigation; and

WHEREAS LecTec and the Released Parties now desire to resolve the Litigation and any claims related thereto on a worldwide basis, under the terms and conditions hereof, without acknowledgement of liability by any Party.

AGREEMENTS

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Payment to LecTec. The Released Parties shall pay LecTec the total sum of $225,000 within 15 days of the Effective Date. The amount shall be due and owing irrespective of any further developments in the Litigation, including any possible determination that either of the Patents-In-Suit is invalid or unenforceable. The Released Parties shall make payment under this Section 1 by wire transfer to:

Receiving Bank Name:	JPMorgan Chase Bank, N.A.
Detroit, Michigan 48226

Receiving Bank ABA#	072000326

Beneficiary Account Name:	RADER, FISHMAN & GRAUER PLLC
Client Trust Account

Beneficiary Account Number:

Swift:

2. Termination of the Litigation. Promptly upon LecTec’s receipt of an original counterpart of this Agreement, LecTec and Prince of Peace shall cause their representatives to file with the Court an Order of Dismissal to terminate the Litigation against Prince of Peace with prejudice. The Parties thereafter shall cooperate fully to ensure entry by the Court.

3. Mutual General Release.

3.1 LecTec, on behalf of itself and its officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby fully and forever releases, acquits and discharges the Released Parties, their officers, directors, employees, investors, shareholders, administrators, attorneys, predecessor and successor corporations, affiliates, agents, distributors and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, including but not limited to all claims related to the matters alleged in the Litigation, and any other matters connected in any way with the making, using, importing, selling or offering to sell Patch Products, as defined herein. For the avoidance of doubt, “Patch Products,” as used in this Agreement shall mean any non-prescription, non-occlusive medicated hydrogel patch product for application to the body to alleviate pain, sold by or for the Released Parties or any of their subsidiaries or affiliates anywhere in the world. LecTec further releases and forever discharges the direct and indirect subcontractors, manufacturers, importers, direct or indirect customers, distributors or any third party that is involved in the development or manufacture of any product on behalf of any of the Released Parties, and any subsidiaries or affiliates of any of them, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, related to any matters connected in any way with Patch Products sold by or for the Released Parties or any of its subsidiaries or affiliates anywhere in the world. The foregoing release does not extend to any prospective obligations incurred under this Agreement. Further, the foregoing release does not extend to any acts committed by future successor corporations, assigns, subsidiaries or affiliates of the Released Parties that were in the business of making or selling Patch Products before becoming a successor corporation, assignee, subsidiary or affiliate, including without limitation any of the other defendants in the Litigation.

3.2 The Released Parties, on behalf of themselves and their officers, directors, employees, investors, administrators, predecessor and successor corporations, attorneys, agents, and assigns, hereby fully and forever release, acquit and discharge LecTec, its officers, directors, employees, investors, shareholders, administrators, attorneys, predecessor and successor corporations, affiliates, agents, and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, including but not limited to all claims related to the matters alleged in the Litigation and any other matters connected in any way with Patch Products sold by the Released Parties. The Released Parties further release and forever discharges the direct and indirect customers and distributors of LecTec, and any of its subsidiaries or affiliates, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from the beginning of time to the date of this Agreement, related to any matters connected in any way with Patch Products sold by LecTec or any of its subsidiaries or affiliates anywhere in the world. The foregoing release does not extend to any prospective obligations incurred under this Agreement. Further, the foregoing release does not extend to any acts committed by future successor corporations, assigns, subsidiaries or affiliates of LecTec that were in the business of making or selling Patch Products before becoming a successor corporation, assignee, subsidiary or affiliate of Lectec.

4. License Grant by LecTec to the Released Parties.

4.1 Limited only by the exceptions set forth in 4.1a, LecTec hereby grants to the Released Parties, or any of their subsidiaries, affiliates, controlled entities, subcontractors, manufacturers, importers, direct or indirect customers, distributors or any third party that is involved in the development or manufacture of any product on behalf of the Released Parties, a fully paid-up, world-wide, non-exclusive and irrevocable license in perpetuity under the (a) the Patents-In-Suit, (b) any patent that claims priority, directly or indirectly, from the Patents-In-Suit (the “Family Patents”), including without limitation U.S. Patent Nos. 6,096,333; 6,096,334, and 6,361,790, or (c) any foreign counterparts of the Patents-In-Suit or any of the Family Patents to make, have made, sell, offer for sale, use, import, export, or otherwise dispose of any apparatus, method, product, component, service, product by process or device associated with the Released Parties or any of their subsidiaries, affiliates or other controlled entities, for the past, present and future until the expiration of the last patent described above. Without limiting the foregoing license in any way, the Parties agree that the foregoing license shall apply to any and all products and processes now or hereafter sold or used by Released Parties or their subsidiaries, affiliates,distributors, subcontractors, manufacturers or other controlled entities.

4.1a. The License Grant set forth in paragraph 4.1 excludes (i) newly developed patch products marketed solely as “Vapor Patches,” i.e., over-the-counter patches that emit vapors which, when inhaled, provide relief of cough and cold, and (ii) prescription, non-occlusive, medicated hydrogel patch products for application to the body of a human or animal to alleviate pain and which includes prescription medicine in any dosage form.

4.2 LecTec further grants to the Released Parties and their subsidiaries, affiliates, controlled entities, subcontractors, manufacturers, importers, direct or indirect customers, distributors or any third party that is involved in the development or manufacture of Patch Products on behalf of the Released Parties a fully paid-up, world-wide, non-exclusive and irrevocable license in perpetuity under any patents with an effective filing date prior to the date of this Agreement that LecTec currently owns or has an interest in or obtains ownership or an interest in the future to make, have made, sell, offer for sale, use, import, export, or otherwise dispose of any Patch Product associated with the Released Parties or its subsidiaries, affiliates, distributors, subcontractors, manufacturers or other controlled entities.

4.3 The foregoing licenses shall not apply to sales by the Released Party’s customers of products sold to them by parties other than the Released Parties, their subsidiaries, affiliates, distributors, manufacturers or other controlled entities. The foregoing license shall not apply to sales of Patch Products by future acquired subsidiaries, affiliates or other entities controlled by the Released Parties, but only to the extent that said sales are not otherwise covered by this Agreement and said sales were made by the newly acquired entity before it became a subsidiary, affiliate or other entity controlled by the Released Parties. Notwithstanding the foregoing, the foregoing license shall apply to “private label” products sold by the Released Parties, their subsidiaries, affiliates, distributors, subcontractors, manufacturers or other controlled entities to direct retailers.

5. Agreement Regarding Transfer of Patents. LecTec agrees that it will not assign or otherwise transfer the patents referred to in the License Grant set forth in Paragraph 4 unless and until the transferee agrees in writing to be bound by said licenses and such writing is provided to the Released Parties. In the event that any of the patents referred to in the covenant not to sue set forth in Paragraph 4 are assigned or otherwise transferred from LecTec (the “Transferred Patents”) without said written instrument, the Released Parties, and others licensed hereunder, shall have, and LecTec does hereby grant, an immediate fully paid-up non-exclusive, irrevocable, worldwide license under the Transferred Patents to make, have made, use, sell, offer for sale and import products covered by the Transferred Patents. In the event that LecTec files for bankruptcy, the Released Parties, and others licensed hereunder, shall have, and LecTec does hereby grant, an immediate fully paid-up, non-exclusive, irrevocable, worldwide license under all of the patents referenced in the covenant not to sue set forth in Paragraph 4 to make, have made, use, sell, offer for sale and import products covered by any such patents.

6. Agreement Not To Challenge Patents. The Released Parties covenant not to challenge or assist in any way in challenging the validity or enforceability of the Patents-In-Suit, any Family Patents or any foreign counterparts of the Patents-In-Suit or any of the Family Patents, so long as none of these patents is asserted against the Released Parties or any of their subsidiaries, affiliates, or direct or indirect subcontractors, manufacturers, importers, customers, distributors or any third party that is involved in the development or manufacture of any product on behalf of the Released Parties.

7. Costs. Each Party shall bear its own costs, expert fees, attorneys’ fees and other fees incurred in connection with the Litigation and this Agreement.

8. Representations and Warranties. Each Party represents and warrants that (a) it has the full right and power to enter into this Agreement and to grant the covenants and releases referred to herein, (b) there are no outstanding agreements, assignments, options, liens or encumbrances inconsistent with the provisions of this Agreement; and (c) the undersigned has the authority to act on its behalf and on behalf of all who may claim through it to the terms and conditions of this Agreement.

9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10. Entire Understanding. This Agreement represents the entire agreement and understanding between the Parties and supersedes and replaces any and all prior agreements and understandings relating to these matters.

11. Amendments. This Agreement may only be amended by a written agreement signed by both Parties.

12. Confidentiality. This Agreement shall be confidential between the Parties. However, if a party finds that this Agreement is material and needs to be disclosed to the Securities and Exchange Commission (“SEC”), the disclosure in Form 8-K, 10-K or 10-Q should be no broader than necessary to achieve compliance. If necessary, in making a 10-K or 10-Q filing with the SEC in which the agreement will be filed as an exhibit, the disclosing Party must file in accordance with the SEC guidelines, and submit to the SEC at the time of filing the 10-K or 10-Q a request for confidential treatment of the Agreement, which may or may not be granted by the SEC. In connection with the request for confidential treatment of the Agreement, the Party will submit a redacted version of the Agreement that contains is no broader a disclosure than necessary to achieve compliance. If the SEC does not grant the disclosing Party’s request for confidential treatment, the disclosing Party will promptly inform the non-disclosing Party of that decision and the Parties will cooperate to petition to the SEC for reconsideration. The Parties further agree that, except as provided for in this section, each will not make, issue or release any public announcement, press release, statement or acknowledgment or the existence of, or reveal publicly the terms, conditions and status of the transactions contemplated herein without the prior written consent of the other Party (which shall not be unreasonably withheld) as to the content and time of release and the media in which such statement or announcement is to be made. Provided, however, that (a) without such consent a Party may issue a press release that only includes information with respect to this Agreement that has already been made public in a Form-8K, and (b) in the case of announcements, statements, acknowledgements or revelations which either Party is required to make, issue or release by law or by regulatory requirements or by the regulations of national stock exchanges, or by bona fide contractual requirements, the making, issuing or releasing of any such announcement, statement, acknowledgment, or revelation by the party so required shall not constitute a breach of this Agreement if (i) the disclosure is no broader than necessary to achieve compliance; and (ii) the disclosing Party shall have given sufficient prior written notice (but not less than thirty (30) days) to the other Party, to enable to other party to review and comment on the scope and content of the disclosure, and to intervene to protect the confidentiality of the disclosure in such other party’s discretion. Neither Party shall use the name of the other Party or its affiliates, subsidiaries, parents or related entities for advertising or promotional purposes of any kind.

13. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law provisions thereof. In the event of any dispute arising under this Agreement, LecTec and Prince of Peace agree to submit themselves to the exclusive jurisdiction of the state or federal courts located in the Central District of California, and waive any objection on the grounds of lack of personal jurisdiction or venue (forum non conveniens or otherwise) to the exercise of such jurisdiction over either of them by these courts. Haw Par Corporation Limited. and Haw Par Health Care Limited expressly do not agree to jurisdiction or venue in the state or federal courts located in the Eastern District of Texas. Each party waives the right to a trial by jury.

14. Binding Effect. This Agreement shall be binding upon any party to whom any of the patents subject to the covenant not to sue set forth in Section 4 may be assigned, licensed, or otherwise transferred.

15. No Assignment or Sublicense by the Released Parties. The Released Parties may not assign or transfer this Agreement, including the rights and obligations thereunder, to any third-party, except in connection with a sale to a third-party of substantially all of the Released Party’s assets or the sale of Released Party’s Patch Products business, in which case this Agreement may be assigned to the third-party purchaser, but the provisions of Paragraph 4 (license grant) shall only apply to Patch Products offered for sale by the Released Party at the time of the said sale of substantially all of their assets or the Released Party’s Patch Products business, and not to any other products sold by the purchaser of the Released Party’s Patch Product business. Except as set forth in Paragraph 4, the Released Parties may not sublicense the license rights granted under Paragraph 4 of this Agreement to any third-party.

16. Headings. All captions herein are for convenience only, and shall not be interpreted as having any meaning or substance.

17. Plurals and Pronouns. As used in this Agreement, the singular includes the plural and the plural includes the singular wherever so required by the facts or context.

18. Counterparts. This Agreement shall be executed in two (2) counterparts, whereby LecTec and the Released Parties shall each execute a duplicate original thereof, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, LecTec and the Released Parties have caused this Agreement to be executed by their duly authorized representatives, whose signatures appear below.

Prince of Peace Enterprises, Inc.

By:	/s/ Kenneth Yeung	Date: April 25, 2011
Kenneth Yeung, Chief Executive Officer

LecTec Corporation

By:	/s/ Greg Freitag	Date: April 20, 2011
Greg Freitag, Chief Executive Officer

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